Exhibit Number 99.1

Investor Contact:	W. Larry Cash
Executive Vice President
and Chief Financial Officer
(615) 465-7000
COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER 2006 RESULTS
WITH NET OPERATING REVENUES UP 17.6%

FRANKLIN, TN. (February 15, 2007) — Community Health Systems, Inc. (NYSE: CYH) today announced financial and operating results for the fourth quarter and year ended December 31, 2006.
     Net operating revenues for the fourth quarter ended December 31, 2006, totaled $1.154 billion, a 17.6% increase compared with $982.1 million for the same period last year. Income from continuing operations increased 5.5% to $53.6 million for the quarter ended December 31, 2006, compared with $50.8 million for the same period last year. Income from continuing operations per share (diluted) increased 5.6% to $0.57 on 94.6 million weighted average shares outstanding for the quarter ended December 31, 2006, compared with $0.54 on 98.4 million weighted average shares outstanding for the same period last year. Net income increased 11.4% to $53.6 million for the quarter ended December 31, 2006, compared with $48.1 million for the same period last year. Net income per share (diluted) increased 11.8% to $0.57 for the quarter ended December 31, 2006, compared to $0.51 for the same period last year.
     Adjusted EBITDA for the fourth quarter of 2006 was $165.5 million, compared with $151.8 million for the same period last year, representing a 9.0% increase. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations and minority interest in earnings. The Company uses adjusted EBITDA as a measure of liquidity. Net cash provided by operating activities for the fourth quarter of 2006 was $82.2 million, compared with $75.3 million for the same period last year.
     The consolidated financial results for the fourth quarter ended December 31, 2006, reflect a 15.7% increase in total admissions compared with the same period last year. On a same-store basis, admissions and adjusted admissions each increased 3.2% compared with the same period last year. On a same-store basis, net operating revenues increased 5.9% compared with the same period last year.
     The fourth quarter 2006 results include additional compensation expense of $4.0 million, or $0.03 per diluted share, resulting from stock-based compensation calculated under SFAS No. 123(R), “Share-Based Payment” which was adopted on a prospective basis beginning January 1, 2006.
     The financial results for the year ended December 31, 2006, include the change in estimate of the Company’s allowance for doubtful accounts which was recorded in the third quarter ended September 30, 2006, as previously disclosed. The effect of this change resulted in a $65.0 million increase in the Company’s allowance for doubtful accounts on its September 30, 2006, balance sheet and a corresponding $65.0 million pre-tax increase to the provision for bad debts, which reduced adjusted EBITDA by $65.0 million and income from continuing operations by $40.0 million, or $0.42 per share (diluted), for the year ended December 31, 2006.
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CYH Announces Fourth Quarter and Year Ended 2006 Results

February 15, 2007
     Net operating revenues for the year ended December 31, 2006, totaled $4.366 billion, a 16.8% increase compared with $3.738 billion for the same period last year. Before giving effect to the increase in the provision for bad debts discussed above, income from continuing operations increased 11.2% to $211.5 million, or $2.20 per share (diluted), on 96.2 million weighted average shares outstanding for the year ended December 31, 2006, compared with $190.1 million, or $2.02 per share (diluted), on 98.6 million weighted average shares outstanding for the same period last year, and net income increased to $208.3 million, or $2.17 per share (diluted), for the year ended December 31, 2006, compared with $167.5 million, or $1.79 per share (diluted), for the same period last year. After giving effect to the increase in the provision for bad debts discussed above, income from continuing operations decreased 9.8% to $171.5 million or $1.78 per share (diluted), compared with $190.1 million or $2.02 per share (diluted) for the same period last year, and net income decreased to $168.3 million, or $1.75 per share (diluted), for the year ended December 31, 2006, compared with $167.5 million or $1.79 per share (diluted), for the same period last year. Loss on discontinued operations for the year ended December 31, 2006, consists of an after-tax loss of approximately $3.2 million, or $0.03 per share (diluted), related primarily to the sale of one hospital in March of 2006, which was designated as being held for sale at December 31, 2005.
     The consolidated financial results for the year ended December 31, 2006, reflect an 11.9% increase in total admissions compared with the same period last year. This increase is primarily attributable to hospitals acquired during 2006 and 2005. On a same-store basis, net operating revenues increased 7.0%, admissions increased 1.1% and adjusted admissions increased 0.9%, compared with the same period last year.
     Before giving effect to the increase in the provision for bad debts discussed above, adjusted EBITDA for the year ended December 31, 2006, was $637.0 million, compared with $573.2 million for the same period last year, representing an 11.1% increase. After giving effect to the increase in the provision for bad debts discussed above, adjusted EBITDA for the year ended December 31, 2006, was $572.0 million, compared with $573.2 million for the same period last year, representing a 0.2% decrease. Net cash provided by operating activities for the year ended December 31, 2006, was $350.3 million, compared with $411.0 million for the same period last year.
     The results for the year ended December 31, 2006, also include additional compensation expense of $14.8 million, or $0.10 per diluted share, resulting from stock-based compensation calculated under SFAS No. 123(R), “Share-Based Payment”, which was adopted on a prospective basis beginning January 1, 2006.
     “Our fourth quarter performance marked a solid finish to another good year for Community Health Systems,” commented Wayne T. Smith, chairman, president and chief executive officer of Community Health Systems, Inc. “We posted record revenues of $4.4 billion in 2006, a 17 percent gain over the prior year, reflecting strong volume growth across our network of hospitals throughout the country. Our same store growth metrics are another important measure of our success in 2006 and these favorable trends demonstrate consistent execution of our operating strategy.”
     On November 1, 2006, the Company completed the acquisition of two separate hospitals. Campbell Memorial Hospital is a 99-bed acute care general hospital located in Weatherford, Texas. This hospital was acquired from a county hospital district and has been renamed “Weatherford Regional Medical Center”. The second acquisition was Union County Hospital, a 25-bed hospital located in Anna, Illinois. From September 2001 to November 1, 2006, the Company operated this hospital under a management agreement for a government entity.
     “We further extended our market reach in 2006 with the acquisition of eight hospitals,” Smith added. “Community Health Systems has continued to pursue an aggressive acquisition strategy with a proven track record for finding suitable hospitals and successfully assimilating these facilities into our system. More importantly, we have enhanced the level of healthcare in more communities throughout the country. As we look ahead to 2007, we will continue to pursue our ongoing strategy of recruiting qualified physicians, adding new healthcare services and investing in our existing facilities and, at the same time, look for additional
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CYH Announces Fourth Quarter and Year Ended 2006 Results

February 15, 2007
acquisition opportunities. We are excited about our prospects for growth and we remain focused on delivering value to both our shareholders and the communities we serve.”
     Included on pages 11 and 12 of this press release is a table setting forth selected information concerning the updated projected consolidated operating results of the Company for the year ending December 31, 2007. This projection reaffirms the Company’s previous guidance provided on October 25, 2006, with only minor changes and disclosure of the Company’s projection range for income from continuing operations per share by quarter.
     Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 77 hospitals in 22 states. Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH”.
     Community Health Systems, Inc. will hold a conference call to discuss this press release on Friday, February 16, 2007, at 10:30 a.m. Central, 11:30 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call by clicking on the Investor Relations link of the Company’s CYH website at www.chs.net, or at www.earnings.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and continue through March 16, 2007. A copy of the Company’s Form 8-K (including this press release) and conference call slide show will also be available on the Company’s website at www.chs.net.
     Statements contained in this news release regarding expected operating results, acquisition transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K and current reports on Forms 8-K and 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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CYH Announces Fourth Quarter and Year Ended 2006 Results

February 15, 2007
COMMUNITY HEALTH SYSTEMS, INC.
Financial Highlights
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2006		2005		2006		2005
Net operating revenues	$1,154,477		$982,070		$4,365,576		$3,738,320
Adjusted EBITDA (e)	$165,464		$151,769		$572,026	(a)	$573,200
Income from continuing operations	$53,615		$50,843		$171,479	(a)	$190,138
Net income	$53,615		$48,142		$168,263	(a)	$167,544
Income from continuing operations per share-basic	$0.57	(b)	$0.57		$1.81	(a)(b)	$2.15
Income from continuing operations per share-diluted	$0.57	(b)	$0.54	(c)	$1.78	(a)(b)	$2.02	(c)
Net income per share — basic	$0.57	(b)	$0.54		$1.77	(a)(b)	$1.89
Net income per share — diluted	$0.57	(b)	$0.51	(c)	$1.75	(a)(b)	$1.79	(c)
Weighted average number of shares outstanding — basic	93,539		89,011		94,984		88,601
Weighted average number of shares outstanding — diluted	94,645		98,389	(d)	96,233		98,580	(d)
Net cash provided by operating activities	$82,204		$75,286		$350,255		$411,049
(a)	Includes a $65.0 million pre-tax increase to the provision for bad debts, which reduced adjusted EBITDA by $65.0 million and income from continuing operations by $40.0 million, or $0.42 per share (diluted) for the year ended December 31, 2006. A significant increase in self-pay volume and related revenue, combined with lower cash collections experienced during the third quarter ended September 30, 2006, necessitated a review and analysis of the adequacy of the Company’s allowance for doubtful accounts. Based on this review, the Company recorded a $65.0 million increase to its allowance for doubtful accounts and changed its methodology for estimating its provision for bad debts and the related allowance for doubtful accounts effective September 30, 2006.

(b)	Includes additional compensation expense of $0.03 per share and $0.10 per share (diluted) for the quarter and year ended December 31, 2006, respectively, resulting from stock-based compensation calculated under SFAS No. 123(R) “Share-Based Payment”. The Company adopted SFAS No. 123(R) beginning January 1, 2006, using the modified prospective application transition method.

(c)	For purposes of calculating earnings per share for the quarter and the year ended December 31, 2005, the convertible notes then outstanding were dilutive and accordingly after tax interest expense of $2.2 million per quarter on the convertible notes was excluded from the calculation of earnings and 8.6 million shares were added to the number of shares outstanding to calculate fully diluted earnings per share.

(d)	Adjusted to include assumed exercise of employee stock options and assumed conversion of convertible notes. As of January 31, 2006, all of the convertible notes were redeemed. In connection with this redemption, 8,569,593 shares of common stock of the Company were issued upon conversion of the outstanding notes and $0.4 million of the notes were redeemed in exchange for cash. There was no impact on earnings per share (diluted) as a result of this conversion since weighted average number of shares outstanding-diluted for the quarter and year ended December 31, 2006, included the shares issuable upon conversion of the convertible notes.
(Footnotes continued on next page.)
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CYH Announces Fourth Quarter and Year Ended 2006 Results

February 15, 2007
(e)	EBITDA consists of income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations and minority interest in earnings. The Company has from time to time sold minority interests in certain of its subsidiaries or acquired subsidiaries with existing minority interest ownership positions. The Company believes that it is useful to present adjusted EBITDA because it excludes the portion of EBITDA attributable to these third party interests and clarifies for investors the Company’s portion of EBITDA generated by continuing operations. The Company uses adjusted EBITDA as a measure of liquidity. The Company has included this measure because it believes it provides investors with additional information about the Company’s ability to incur and service debt and make capital expenditures. Adjusted EBITDA is the basis for a key component in the determination of the Company’s compliance with some of the covenants under the Company’s senior secured credit facility, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. This calculation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles adjusted EBITDA, as defined, to net cash provided by operating activities as derived directly from the consolidated financial statements for the fourth quarter and year ended December 31, 2006, and 2005 (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Adjusted EBITDA	$165,464	$151,769	$572,026	$573,200
Interest expense, net	(29,144)	(24,650)	(102,299)	(94,613)
Provision for income taxes	(32,444)	(32,098)	(106,682)	(120,782)
Loss from operations of hospitals sold and lease termination, net of taxes	—	(2,701)	(657)	(10,505)
Depreciation and amortization of discontinued operations	—	—	—	1,599
Other non-cash expenses, net	7,129	13,224	(10,096)	16,510
Net changes in operating assets and liabilities, net of effects of acquisitions	(28,801)	(30,258)	(2,037)	45,640

Net cash provided by operating activities	$82,204	$75,286	$350,255	$411,049

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CYH Announces Fourth Quarter and Year Ended 2006 Results

February 15, 2007
COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net operating revenues	$1,154,477	$982,070	$4,365,576	$3,738,320

Operating expenses:
Salaries and benefits	463,271	389,196	1,741,223	1,486,407
Provision for bad debts	132,047	99,983	547,781	377,596
Supplies	131,795	114,644	510,351	448,210
Other operating expenses	235,914	204,085	897,091	765,697
Rent	25,986	22,393	97,104	87,210
Depreciation and amortization	49,131	43,793	188,771	164,563
Minority interests in earnings	1,126	385	2,795	3,104

Total expenses	1,039,270	874,479	3,985,116	3,332,787

Income from operations	115,207	107,591	380,460	405,533
Interest expense, net	29,148	24,650	102,299	94,613

Income from continuing operations before income taxes	86,059	82,941	278,161	310,920
Provision for income taxes	32,444	32,098	106,682	120,782

Income from continuing operations	53,615	50,843	171,479	190,138

Discontinued operations, net of taxes;
Loss from operations	—	(2,701)	(657)	(10,505)
Loss on sale of hospitals	—	—	(2,559)	(12,089)

Loss on discontinued operations	—	(2,701)	(3,216)	(22,594)

Net income	$53,615	$48,142	$168,263	$167,544

Income from continuing operations per share-basic	$0.57	$0.57	$1.81	$2.15

Income from continuing operations per share-diluted	$0.57	$0.54	$1.78	$2.02

Net income per share — basic	$0.57	$0.54	$1.77	$1.89

Net income per share — diluted	$0.57	$0.51	$1.75	$1.79

Weighted average number of shares outstanding:
Basic	93,539	89,011	94,984	88,601

Diluted	94,645	98,389	96,233	98,580

Net Income per share calculation:
Net income	$53,615	$48,142	$168,263	$167,544
Add — Convertible notes interest, net of taxes	—	1,998	135	8,565

Adjusted net income	$53,615	$50,140	$168,398	$176,109

Weighted average number of shares outstanding — basic	93,539	89,011	94,984	88,601
Add effect of dilutive securities:
Stock awards	1,106	1,578	1,104	1,594
Convertible notes	—	7,800	145	8,385

Weighted average number of shares outstanding — diluted	94,645	98,389	96,233	98,580

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CYH Announces Fourth Quarter and Year Ended 2006 Results

February 15, 2007
COMMUNITY HEALTH SYSTEMS, INC.
Selected Operating Data
(Unaudited)
($ in thousands)

	For the Three Months Ended December 31,
	Consolidated			Same-Store
	2006	2005	% Change	2006	2005	% Change
Number of hospitals (at end of period)	77	69		69	69
Licensed beds (at end of period)	9,117	7,974		7,999	7,974
Beds in service (at end of period)	7,341	6,476		6,524	6,476
Admissions	85,598	73,962	15.7%	76,324	73,962	3.2%
Adjusted admissions	158,944	136,195	16.7%	140,568	136,195	3.2%
Patient days	343,992	304,842	12.8%	309,686	304,842	1.6%
Average length of stay (days)	4.0	4.1		4.1	4.1
Occupancy rate (average beds in service)	51.2%	51.2%		51.9%	51.2%
Net operating revenues	$1,154,477	$982,070	17.6%	$1,038,349	$980,470	5.9%
Net inpatient revenue as a % of total net operating revenues	50.4%	51.2%		50.5%	51.2%
Net outpatient revenue as a % of total net operating revenues	48.6%	47.4%		48.5%	47.5%
Income from operations	$115,207	$107,591	7.1%	$103,434	$106,361	-2.8%
Income from operations as a % of net operating revenues	10.0%	11.0%		10.0%	10.9%
Depreciation and amortization	$49,131	$43,793		$44,863	$43,742
Minority interest in earnings	$1,126	$385		$1,126	$385
Liquidity Data:
Adjusted EBITDA	$165,464	$151,769	9.0%
Adjusted EBITDA as a % of net operating revenues	14.3%	15.5%
Net cash provided by operating activities	$82,204	$75,286
Net cash provided by operating activities as a % of net operating revenue	7.1%	7.7%

Consolidated operating results and statistical data exclude discontinued operations for all periods presented.
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CYH Announces Fourth Quarter and Year Ended 2006 Results

February 15, 2007
COMMUNITY HEALTH SYSTEMS, INC.
Selected Operating Data
(Unaudited)
($ in thousands)

	For the Year Ended December 31,
	Consolidated			Same-Store
	2006	2005	% Change	2006	2005	% Change
Number of hospitals (at end of period)	77	69		69	69
Licensed beds (at end of period)	9,117	7,974		7,999	7,974
Beds in service (at end of period)	7,341	6,476		6,524	6,476
Admissions	326,235	291,633	11.9%	294,820	291,633	1.1%
Adjusted admissions	605,511	538,445	12.5%	543,074	538,445	0.9%
Patient days	1,334,728	1,204,001	10.9%	1,213,429	1,204,001	0.8%
Average length of stay (days)	4.1	4.1		4.1	4.1
Occupancy rate (average beds in service)	53.0%	52.9%		53.3%	52.9%
Net operating revenues	$4,365,576	$3,738,320	16.8%	$4,000,828	$3,737,607	7.0%
Net inpatient revenue as a % of total net operating revenues	50.1%	50.9%		50.2%	50.9%
Net outpatient revenue as a % of total net operating revenues	48.7%	47.8%		48.6%	47.8%
Income from operations	$380,460	$405,533	-6.2%	$365,173	$406,774	-10.2%
Income from operations as a % of net operating revenues	8.7%	10.8%		9.1%	10.9%
Depreciation and amortization	$188,771	$164,563		$173,443	$163,455
Minority interest in earnings	$2,795	$3,104		$3,140	$3,104
Liquidity Data:
Adjusted EBITDA	$572,026	$573,200	-0.2%
Adjusted EBITDA as a % of net operating revenues	13.1%	15.3%
Net cash provided by operating activities	$350,255	$411,049
Net cash provided by operating activities as a % of net operating revenue	8.0%	11.0%

Consolidated operating results and statistical data exclude discontinued operations for all periods presented.
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CYH Announces Fourth Quarter and Year Ended 2006 Results

February 15, 2007
COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
($ in thousands)

	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$40,566	$104,108
Patient accounts receivable, net of allowance for doubtful accounts of $478,565 and $346,024 at December 31, 2006 and 2005, respectively	773,984	656,029
Supplies	113,320	95,200
Deferred income taxes	13,249	4,128
Prepaid expenses and taxes	32,385	33,377
Other current assets	47,880	36,494

Total current assets	1,021,384	929,336

Property and equipment	2,630,366	2,128,639
Less accumulated depreciation and amortization	(643,789)	(517,648)

Property and equipment, net	1,986,577	1,610,991

Goodwill	1,336,525	1,259,816

Other assets, net	162,093	149,202

Total assets	$4,506,579	$3,949,345

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$35,396	$19,124
Accounts payable	247,747	189,940
Current income taxes payable	7,626	19,811
Accrued interest	7,122	8,591
Accrued liabilities	277,392	215,064

Total current liabilities	575,283	452,530

Long-term debt	1,905,781	1,648,500

Deferred income taxes	141,472	157,579

Other long-term liabilities	160,370	126,159

Stockholders’ equity
Preferred stock, $.01 par value per share, 100,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value per share, 300,000,000 shares authorized; 95,026,494 shares issued and 94,050,945 shares outstanding at December 31, 2006, and 94,539,837 shares issued and 93,564,288 shares outstanding at December 31, 2005	950	945
Additional paid-in capital	1,195,947	1,208,930
Treasury stock, at cost, 975,549 shares at December 31, 2006	(6,678)	(6,678)
Unearned stock-based compensation	—	(13,204)
Accumulated other comprehensive income	5,798	15,191
Retained earnings	527,656	359,393

Total stockholders’ equity	1,723,673	1,564,577

Total liabilities and stockholders’ equity	$4,506,579	$3,949,345

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CYH Announces Fourth Quarter and Year Ended 2006 Results

February 15, 2007
COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
($ in thousands)

	Year Ended
	December 31,
	2006	2005
Cash flows from operating activities
Net income	$168,263	$167,544
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	188,771	166,162
Deferred income taxes	(25,228)	9,889
Minority interest in earnings	2,795	3,104
Stock compensation expense	20,073	4,957
Loss on sale of hospitals	3,937	13,013
Excess tax benefits relating to stock-based compensation	(6,819)	—
Other non-cash expenses, net	504	740
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(71,141)	(47,455)
Supplies, prepaid expenses and other current assets	(4,544)	(16,838)
Accounts payable, accrued liabilities and income taxes	52,151	84,956
Other	21,493	24,977

Net cash provided by operating activities	350,255	411,049

Cash flows from investing activities
Acquisitions of facilities and other related equipment	(384,618)	(158,379)
Purchases of property and equipment	(224,519)	(188,365)
Disposition of hospitals	750	51,998
Proceeds from sale of equipment	4,480	2,325
Increase in other assets	(36,350)	(34,851)

Net cash used in investing activities	(640,257)	(327,272)

Cash flows from financing activities
Proceeds from exercise of stock options	14,573	49,580
Excess tax benefits relating to stock-based compensation	6,819	—
Stock buy-back	(176,316)	(79,853)
Deferred financing costs	(2,153)	(1,259)
Redemption of convertible notes	(128)	(298)
Proceeds from minority investors in joint ventures	6,890	1,383
Redemption of minority investments in joint ventures	(915)	(3,242)
Distributions to minority investors in joint ventures	(3,220)	(1,939)
Borrowings under credit agreement	1,031,000	—
Repayments of long-term indebtedness	(650,090)	(26,539)

Net cash provided by financing activities	226,460	(62,167)

Net change in cash and cash equivalents	(63,542)	21,610
Cash and cash equivalents at beginning of period	104,108	82,498

Cash and cash equivalents at end of period	$40,566	$104,108

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CYH Announces Fourth Quarter and Year Ended 2006 Results

February 15, 2007
Regulation FD Disclosure
     The following table sets forth selected information concerning the Company’s updated projected consolidated operating results of the Company for the year ending December 31, 2007. This projection is based on the Company’s historical operating performance, current trends and other assumptions that the Company believes are reasonable at this time. This projection reaffirms the Company’s previous guidance provided on October 25, 2006, with only minor changes and disclosure of the Company’s projection range for income from continuing operations per share by quarter.
     The following is provided as guidance to analysts and investors:

	2007
	Projection
	Range
Net operating revenues (in millions)	$4,950	to	$5,050
Adjusted EBITDA (in millions)	$700	to	$720
Income from continuing operations per share — diluted	$2.30	to	$2.38
Same hospitals annual admissions growth	1.0%	to	2.0%
Weighted average diluted shares (in millions)	95	to	98
Acquisitions of new hospitals	3	to	4

Income from Continuing Operations Per Share — Diluted:
1st quarter ending March 31	$0.56	to	$0.59
2nd quarter ending June 30	$0.57	to	$0.58
3rd quarter ending September 30	$0.54	to	$0.56
4th quarter ending December 31	$0.63	to	$0.65
     The following assumptions were used in developing the guidance provided above:
•	For the year ending December 31, 2007, the Company anticipates recognizing stock-based compensation expense ranging from $30 million to $32 million, or $0.19 to $0.21 per diluted share. Based on historical stock option and restricted stock grants, the 2007 projected results assume new stock option and restricted stock grants and include additional stock-based compensation expense ranging from $10 million to $12 million, or $0.06 to $0.08 per diluted share, which represents the third year of stock options and restricted stock compensation expense based on the Company’s three-year vesting period. No significant restricted stock or options were granted in 2004.

•	Expressed as a percentage of net operating revenues, the provision for bad debts is projected to be approximately 11.5% to 12.0% for 2007.

•	Expressed as a percent of net operating revenues, total depreciation and amortization is projected to be approximately 4.2% to 4.5% for 2007; however, this is a fixed cost and the percentages may vary as revenue varies.

•	For the purpose of providing 2007 interest expense projection range guidance, the Company assumes that future LIBOR rates for borrowing under the Company’s $2.025 billion Senior Secured Credit Facility will increase at a slower pace in 2007, several interest swap agreements mature in 2006 and 2007 reducing the interest expense savings impact of such instruments, and the estimated average debt balance is projected to increase from approximately $1.9 billion to $2.2 billion by the end of 2007. Based on these assumptions, expressed as a percentage of net operating revenue, interest expense is projected to be approximately 2.4% to 2.6% for 2007; however, this is a fixed cost and the percentages may vary as revenue varies.
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CYH Announces Fourth Quarter and Year Ended 2006 Results

February 15, 2007
•	On December 13, 2006, the Company announced a new open market repurchase program for up to five million shares of the Company’s common stock not to exceed $200 million in purchases. This repurchase program has commenced and will conclude at the earlier of three years or when the maximum number of shares has been repurchased or the maximum dollar amount has been reached. No shares have been purchased under this new repurchase plan. Through December 13, 2006, the Company had repurchased pursuant to its prior repurchase plan 5,000,000 shares at a weighted-average price of $35.26 per share. The assumed interest expense and weighted average diluted shares set forth in this guidance reflect the impact of the shares repurchased pursuant to this repurchase plan through December 13, 2006.

•	Expressed as a percentage of income before income taxes, provision for income tax is projected to be approximately 38.3% to 38.7% for 2007.

•	Capital expenditures are as follows (in millions):

	2006	2007
	Actual	Guidance
Total	$269	$320	to	$330
•	No divestures have been assumed in this guidance.

•	The following table reconciles adjusted EBITDA, as defined, to the Company’s estimated net cash provided by operating activities as presented in the guidance shown on page 11:

	2007
	Projection Range
	(in millions)
Adjusted EBITDA	$700	to	$720
Taxes and interest expense	(260)	to	(270)
Other non-cash expenses and net changes in operating assets and liabilities	(30)	to	(20)

Net cash provided by operating activities	$410	to	$430

     The projections set forth in this report constitute forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and are beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this filing.
These factors include, among other things:
•	general economic and business conditions, both nationally and in the regions in which we operate;

•	demographic changes;

•	existing governmental regulations and changes in, or the failure to comply with, governmental regulations;
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CYH Announces Fourth Quarter and Year Ended 2006 Results

February 15, 2007
•	legislative proposals for healthcare reform;

•	the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which includes specific reimbursement changes for small urban and non-urban hospitals;

•	our ability, where appropriate, to enter into managed care provider arrangements and the terms of these arrangements;

•	changes in inpatient or outpatient Medicare and Medicaid payment levels;

•	increases in the amount and risk of collectibility of patient accounts receivable;

•	uncertainty regarding the application of the Health Insurance Portability and Accountability Act of 1996 regulations;

•	increases in wages as a result of inflation or competition for highly technical positions and rising supply cost due to market pressure from pharmaceutical companies and new product releases;

•	liability and other claims asserted against us, including self-insured malpractice claims;

•	competition;

•	our ability to attract and retain qualified personnel, key management, physicians, nurses and other health care workers;

•	trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;

•	changes in medical or other technology;

•	changes in generally accepted accounting principles;

•	the availability and terms of capital to fund additional acquisitions or replacement facilities;

•	our ability to successfully acquire and integrate additional hospitals;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	potential adverse impact of known and unknown government investigations;

•	timeliness of reimbursement payments received under government programs; and

•	the other risk factors set forth in our public filings with the Securities and Exchange Commission.
     The consolidated operating results for the quarter and year ended December 31, 2006, are not necessarily indicative of the results that may be experienced for any such future period or for any future fiscal year, including this fiscal year.
     The Company cautions that the projections for calendar year 2007, set forth in this press release, are given as of the date hereof based on currently available information. The Company is not undertaking any obligation to update these projections as conditions change or other information becomes available.
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